Exhibit 16.1

LETTER RE CHANGE IN CERTIFYING ACCOUNTANT

March 2, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 2, 2012, of Ingles Markets, Incorporated and are in agreement with the statements contained in the first sentence of the first paragraph and the second and third paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP